Exhibit 10.4

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2019, is entered into by and between NextDecade Corporation, a Delaware corporation (“NextDecade” or the “Company”), and HGC NEXT INV LLC, a Delaware limited liability company (the “Purchaser”).  NextDecade and the Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company has commenced a convertible preferred equity and warrant offering (the “Series B Preferred Equity Offering”), pursuant to which the Company has offered the Purchaser an opportunity to purchase shares of Series B Preferred Stock (as defined herein), together with certain associated Warrants (as defined herein), substantially on the terms and conditions set forth in the Certificate of Designations of Series B Convertible Preferred Stock of NextDecade Corporation attached to this Agreement as Exhibit C (the “Certificate of Designation”); and

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, Series B Preferred Stock, together with associated Warrants, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.        DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

“Addendum” has the meaning assigned to it in Section 10.9.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto; it includes the Exhibits and Schedules hereto.

“Assumption Agreement” has the meaning assigned to it in Section 10.9.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Certificate of Designations” has the meaning assigned to it in the Recitals hereto.

“Charter Documents” means, collectively, the certificate of incorporation, articles of incorporation, bylaws, certificate of designations or board resolutions establishing the terms of any security, certificate of formation, operating agreement, limited liability company agreement and similar formation or organizational documents of any entity.

“Closing” has the meaning assigned to it in Section 2.4.

“Closing Actions” has the meaning assigned to it in Section 2.6.

“Closing Date” means May 24, 2019.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock of the Company, $0.0001 par value.

“Company” has the meaning assigned to it in the preamble hereto.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program,  practice, arrangement or agreement, including, but not limited to, pension, profit-sharing,  savings, termination, executive compensation, phantom stock, change-in-control, retention,  salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization,  medical, dental, life (including all individual life insurance policies as to which the Company or its Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance,  fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement,  and (iii) other employment, consulting or other individual agreement, plan, practice, policy,  contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the  Company or any of its ERISA Affiliates in respect of any current or former employees, directors,  independent contractors, consultants or leased employees of the Company or any of its  Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any actual or potential liability.

“Control” (including the terms “control” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction or encumbrance.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, Order, demand or notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence or Release of, or exposure to, any  Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources (including plant and animal species), or the protection of human health and safety, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Final Order” means a final, nonappealable Order of a court of competent jurisdiction.

“Fundamental Representations” means (i) with respect to the Company, those representations and warranties of the Company set forth in Sections 3.1  (Organization and Qualification; Subsidiaries), 3.2  (Authorization; Enforcement; Validity), 3.3  (No Conflicts), 3.4  (Consents and Approvals), 3.5  (Capitalization) and 3.6  (Valid Issuance), and (ii) with respect to the Purchaser, those representations and warranties of the Purchaser set forth in Sections 4.1  (Organization and Qualification), 4.2  (Authorization; Enforcement; Validity), 4.3  (No Conflicts) and 4.4  (Consents and Approvals).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Hazardous Materials” means: (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or asbestos containing material; (c) polychlorinated biphenyls (“PCBs”), or PCB containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, or exposure to is subject to regulation or could give rise to liability under any Laws relating to pollution, waste, human health and safety, or the environment.

“Indemnified Party” means the Purchaser, its Affiliates, and each of their respective directors, managers, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling persons, predecessors, successors and assigns, Subsidiaries, employees, agents, advisors, attorneys and representatives.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a) such Person shall (A) (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B)

the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have been entered.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions thereto, and any patent applications, continuations, continuations in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Knowledge” means with respect to the Company, the actual knowledge after due inquiry of the persons set forth on Schedule 1.1(a).

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, guideline, policy, ordinance, regulation, rule, code, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Material Adverse Effect”  means any effect, change, event, occurrence, development, or state of facts that, individually or in the aggregate with all other such effects, changes, events, occurrences, developments, or states of fact, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (B) would, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, but expressly excluding in the case of the foregoing clause (A) any such effect, change, event, occurrence, development, or state of facts, either alone or in combination, to the extent arising out of or resulting from:

(a)            the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exception set forth in this clause (a) shall not apply to the representations and warranties set forth in clauses (b) and (c) of Section 3.3 or to the representations and warranties set forth in Section 3.4;

(b)            general economic conditions (or changes in such conditions) in the United States or conditions in the global economy generally that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(c)            changes in the trading price or trading volume of the Common Stock.

(d)            conditions (or changes in such conditions) generally affecting the liquefied natural gas export industry that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(e)            conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally (other than a suspension of the trading of the Company’s Common Stock, which constitutes a Material Adverse Effect, provided such suspension is not part of a broader suspension of securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in each case, that do not affect the Company as a whole disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(f)             any actions taken or omitted to be taken at the written request or with the written consent of the Purchaser; or

(g)            any changes in any Laws or any accounting regulations or principles that do not affect the Company, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered).

Notwithstanding any provision of the preceding sentence to the contrary, the occurrence of an Insolvency Event in respect of the Company or any Subsidiary of the Company shall be deemed to constitute a Material Adverse Effect.

“Material Contracts” means all “material contracts” of the Company within the meaning of Item 601 of Regulation S-K of the SEC.

“MSIP” means Morgan Stanley Infrastructure, Inc., any Affiliate thereof, or any Person, investment account, investment fund or Affiliate or Subsidiary thereof, in each case, managed or controlled by Morgan Stanley Infrastructure, Inc.

“NextDecade” has the meaning assigned to it in the preamble hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offering Documents” means, collectively, all agreements, documents, or instruments related to or in connection with the Series B Preferred Equity Offering, including this Agreement and any other documents or exhibits related to or contemplated in the foregoing.

“Order” means any order, writ, judgment, injunction, decree, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Party” or “Parties” has the meaning assigned to it in the preamble hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Permits” means all permits, consents, approvals, registrations, licenses, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws and Governmental Authorities.

“Purchase Price” has the meaning assigned to it in Section 2.2.

“Purchaser” has the meaning assigned to it in the preamble hereto.

“Purchaser Default” means the failure by the Purchaser to deliver and pay the Purchase Price to be paid pursuant to this Agreement.

“Purchaser Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

“Purchaser Rights Agreement” means the Purchaser Rights Agreement, in substantially the form attached hereto as Exhibit G.

“Purchaser Termination” means the termination of this Agreement by the Purchaser.

“Purchaser Termination Event” has the meaning assigned to it in Section 8(a).

“Registration Rights Agreement” means the Registration Rights Agreement, in substantially the form attached hereto as Exhibit F.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” has the meaning assigned to it in Section 3.7(a).

“SEC Reports” has the meaning assigned to it in Section 3.7(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party to this Agreement.

“Series B Preferred Equity Offering” has the meaning assigned to it in the Recitals hereto.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company (including any Series B Preferred Stock issued in respect of dividend payments thereon).

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the equity interests allowing for effective control of the second Person).

“Survival Period” has the meaning assigned to it in Section 10.3.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (a) any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and (b) any liability for the payment of amounts with respect to payment of a type described in clause (a), including (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, (ii) as a result of succeeding to such liability as a result of merger, conversion or asset transfer or (iii) as a result of any obligation under any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.

“Tax Representations” means those representations and warranties of the Company set forth in Section 3.19.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Treasury Regulations” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time.  All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“Warrants” means detached warrants in the form attached hereto as Exhibit D.

Section 2.        AGREEMENT TO SELL AND PURCHASE.

2.1       Sale and Purchase of Shares.  Subject to the terms of this Agreement, at the Closing, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees, to purchase from the Company, 7,645 shares of Series B Preferred Stock, together with the associated Warrants, free and clear of all Encumbrances.

2.2       Purchase Price. The purchase price for the Series B Preferred Stock to be purchased by the Purchaser hereby shall be $1,000 per share such that the aggregate purchase price to be paid by the Purchaser shall be $7,645,000 (the “Purchase Price”).

2.3       Origination Fee.  Subject to the terms of this Agreement, at the Closing, the Company hereby agrees to issue to the Purchaser 152 additional shares of Series B Preferred Stock (but excluding the associated Warrants), representing an origination fee in an aggregate amount equal to $152,900 or approximately two percent (2%) of the Purchase Price, free and clear of all Encumbrances.

2.4       Closing.  Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will occur on the Closing Date, unless otherwise agreed by the mutual consent of the Parties.  The Closing shall take place at the offices of NextDecade Corporation, 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 or such other place as the Parties mutually agree.  The Parties agree that the Closing may occur via delivery of facsimiles or photocopies of the applicable Offering Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.5       Rounding of Shares. The number of shares of Series B Preferred Stock issued to the Purchaser pursuant to the terms of this Agreement shall be rounded in accordance with the terms of the Certificate of Designations to avoid fractional shares.

2.6       Actions at the Closing. At the Closing, the Purchaser and the Company (as applicable) shall take or cause to be taken the following actions (“Closing Actions”):

(a)            Payment of the Purchase Price.  The Purchaser shall pay the Purchase Price in respect of the shares purchased by the Purchaser pursuant to Section 2.1 to the Company by wire transfer of immediately available funds to the account specified by the Company to the Purchaser in writing not less than five (5) Business Days prior to the Closing.

(b)            Issuance of Series B Preferred Stock. The Company shall deliver to the Purchaser a true, correct and complete certificate, or other applicable evidence of ownership acceptable to the Purchaser, representing the shares of Series B Preferred Stock purchased by the Purchaser pursuant to this Section 2, duly authorized by all requisite corporate action on the part of the Company, together with all instruments of transfer in respect of the Purchaser’s interests in such shares, and in the form required by the Certificate of Designation.

(c)            Warrants. The Company shall deliver to the Purchaser the Warrants, duly authorized by all requisite corporate action on the part of the Company, together with all instruments of transfer in respect of the Purchaser’s interests in such Warrants.

(d)            Purchaser Rights Agreement.  The Purchaser and the Company shall execute and deliver the Purchaser Rights Agreement.

(e)             Registration Rights Agreement.  The Purchaser and the Company shall execute and deliver the Registration Rights Agreement.

(f)             Secretary’s Certificates. (i) The Purchaser shall deliver to the Company a certificate signed by its secretary and certifying as to its incumbent officers, Charter Documents, good standing and authorization; and (ii) the Company shall deliver to the Purchaser a certificate signed by its secretary and certifying as to its incumbent officers, Charter Documents, good standing and authorization.

2.7       Transfer Taxes.  All of the Series B Preferred Stock issued to the Purchaser pursuant to this Agreement will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company.

Section 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to the Purchaser as of the date hereof and, with respect to the Fundamental Representations, as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:

3.1       Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is in good standing under the laws of its jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2       Authorization; Enforcement; Validity.  The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, including the issuance to the Purchaser of the Series B Preferred Stock and Warrants (and the Common Stock issuable upon the conversion or exercise of such Series B Preferred Stock and Warrants, as applicable) pursuant to Sections 2.1 and 2.3 of this Agreement.  The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3       No Conflicts.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate, conflict with or result in the breach of the Charter Documents of the Company or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of its or their respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4       Consents and Approvals.  The execution, delivery and performance by the Company of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of its or their assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5       Capitalization.

(a)            As of the date of this Agreement, and immediately prior to the issuance and sale of the Series B Preferred Stock (including the associated Warrants), the capitalization of the Company and each of its Subsidiaries is set forth in Schedule 3.5(a).

(b)            Except as set forth in Schedule 3.5(b), there are no outstanding options, warrants, “phantom” stock rights, claims, calls, puts, convertible or exchangeable securities or other contracts or rights of any nature obligating the Company or any of its Subsidiaries to issue, return, redeem, repurchase, transfer, deliver or sell equity interests or other securities or ownership interests in the Company or any of its Subsidiaries, and no Person is entitled to any preemptive or similar right with respect to the issuance of securities or other equity interests in the Company or any of its Subsidiaries.

(c)            Except as set forth in Schedule 3.5(c), (x) to the Knowledge of the Company, there are no voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company or any of its Subsidiaries or that restrict or grant any right, preference or privilege with respect to the transfer of such equity interests, and (y) there are no contracts to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the equity interests of the Company or any of its Subsidiaries.

(d)            Except as contemplated by Section 5.5(c), the Company has no authorized or outstanding class of equity securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Series B Preferred Stock or that would otherwise constitute “Senior Stock” (as defined in the Certificate of Designations) or “Parity Stock” (as defined in the Certificate of Designations).

3.6       Valid Issuance.

(a)            Upon payment of the Purchase Price and the occurrence of the Closing, the Purchaser will be the owner, of record and beneficially, of 7,797 duly and validly issued, fully paid, and non-assessable shares of Series B Preferred Stock.  The Purchaser shall have good and valid title to such Series B Preferred Stock, free and clear of any Encumbrances.

(b)            Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, the offer, sale and issuance of such Series B Preferred Stock as contemplated hereby are exempt from the registration and qualification of the Securities Act, and will be issued in compliance with all applicable federal and state securities and blue sky laws.  Neither the Company nor any Person acting on behalf of the Company has taken any action that would cause the loss of such exemption.

3.7       SEC Reports; Financial Statements.

(a)            The Company has filed or furnished with the Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed or furnished by the Company with the SEC since July 25, 2017.  As of its date of filing or furnishing, each SEC Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, and none of such SEC Reports (including any and all financial statements included therein) contained when filed or furnished (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (i) complied as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes (none of which are material).

(c)            The unaudited balance sheet and the related unaudited statement of operations and unaudited statement of cash flows for the Company’s most recently filed Quarterly Report on Form 10-Q as of the date of this Agreement (i) present fairly in all material respects the financial condition of the Company as of such date and the results of operations for the three (3) month period then ended and (ii) were prepared on a basis consistent with the Company’s past practice, subject to normal year-end adjustments and the absence of footnotes.

3.8       Undisclosed Liabilities.  Except as set forth in Schedule 3.8, and except for liabilities included or reserved for in the unaudited consolidated balance sheet of the Company or disclosed in the notes thereto included in the Company’s most recently filed Quarterly Report on Form 10-Q as of the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred liabilities, including contingent liabilities, or any other obligations of a nature required to be disclosed on a consolidated balance sheet or in the notes thereto, except liabilities that are not material and were incurred in the ordinary course of business subsequent to the date of the consolidated balance sheet contained in the Company’s most recently filed Quarterly Report on Form 10-Q as of the date of this Agreement.

3.9       Contracts.  Except as set forth in Schedule 3.9, neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company, is alleged to be (nor, to the Company’s Knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract.  Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company,

the other parties thereto enforceable against the Company and, to the Knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.10     Affiliate Transactions.  Except as set forth in Schedule 3.10, there are no transactions between the Company, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, record or beneficial owner of five (5) percent or more of the voting securities of the Company or (C) Affiliate or family member of any such officer or director or, to the Knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, employment agreements, consulting agreements, indemnification agreements and similar transactions.  Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (A) or, to the Knowledge of the Company, clauses (B) through (C).

3.11     Title. The Company and each of its Subsidiaries has good and marketable title to their respective owned properties and assets, and good leasehold title to their respective leasehold estates in leased properties and assets, in each case, subject to no Encumbrances, other than Encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

3.12     Compliance with Law; Permits.

(a)            Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Charter Documents of the Company or any of its Subsidiaries, (ii) is in violation or default of any Order or any Law, except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since August 23, 2018, any written notice of, and to the Knowledge of the Company, no investigation or review is in process or threatened by any Governmental Authority with respect to, any material violation or alleged violation of any Order or Law.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the Knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.

3.13     Litigation.  Except as set forth in Schedule 3.13, no action, suit, claim, demand, hearing, investigation or other proceeding is pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, shareholder or employee of any such Person, and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, shareholder or employee of any such Person, is subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to the Knowledge of the Company, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, all cases, that are required to be described in the SEC Reports but are not described as required in the

SEC Reports, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14     Intellectual Property.  The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received from any third party a claim in writing that the Company or any of its Subsidiaries is infringing in any material respect the Intellectual Property rights of any third party.

3.15     Insurance.  Schedule 3.15 sets forth a true, correct and complete list of all of the insurance maintained for or on behalf of the Company or any of its Subsidiaries and claims made to date. All premiums with respect to such policies have been paid to the extent due and payable.  No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.16     Environmental Matters.  The Company and its Subsidiaries have at all times been in compliance in all material respects with all Environmental Laws.  To the Knowledge of the Company, there are no locations or premises where Hazardous Materials have been Released such that (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to remove, remediate or otherwise respond to pursuant to any Environmental Laws or (B) would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Person under any Environmental Laws.  There are no Environmental Claims pending, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, and there no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any such Environmental Claim.

3.17     Company Benefits Plans.

(a)            Schedule 3.17 lists each material Company Benefit Plan.

(b)            Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any liability under or with respect to (i) a “defined benefit plan,” as  defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code), (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (vi) an organization or trust described in  Sections 501(c)(17) or 501(c)(20) of the Code or (vii) a “welfare benefits fund” described in  Section 419(e) of the Code. No current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than  health continuation coverage as required by Section 4980B of the Code.

(c)            Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d)            Except as would not be reasonably likely to result in a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Authority or other claims (except for routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e)            Neither the execution and delivery of this Agreement, nor the  consummation of the transactions contemplated hereby will (whether alone or upon the  occurrence of any additional or further acts or events) (i) result in any payment becoming due to any current or former employee, officer, director or independent contractor of the  Company or any Subsidiary thereof or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former employee, director or independent contractor of the Company or any Subsidiary thereof, (ii) increase any benefits  under any Company Benefit Plan, (iii) result in the acceleration of the time of payment,  vesting or funding of any such benefits under any Company Benefit Plan, or (iv) result in the forgiveness of any indebtedness of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof.

3.18     Labor.

(a)            Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.

(b)            There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not have a Material Adverse Effect.

3.19     Tax Matters.  Except as set forth in Schedule 3.19:

(a)            As of the date of this Agreement, the Company has timely filed all material Tax Returns required to be filed (after giving effect to any extensions that have been requested by and granted to such party by the applicable Governmental Authority) and has paid or caused to be paid on its behalf all Taxes due and owing, other than those (i) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) that, if not paid, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such Tax Returns are true, correct and complete in all material respects.  There are no past, current, pending or, to the Knowledge of the Company, threatened audits, claims or proceedings by any Governmental Authority relating to Taxes.  The Company has not waived any statutes of limitation or agreed to any extension of time with respect to any Tax assessment or deficiency.  The Company has not received written notice from any Governmental Authority in a jurisdiction where it does not file Tax Returns claiming that it is subject to Tax in that jurisdiction.  There are no liens for Taxes against the property of the Company or the Project except for Taxes not yet due and payable.

(b)            The Company has complied with all Laws relating to the withholding and collection of Taxes relating to the Company.  The Company has not engaged in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)            Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(d)            The Company (A) has not entered into any agreement with any Governmental Authority that would impact the amount of Taxes due by it, (B) has never been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return or has any liability for the Taxes of any other Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (2) as a transferee or successor, by Contract, or otherwise, or (C) is not a party to, or has any liability under, any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.

3.20     Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Agreement will not be, an “investment company” as that term is defined in, nor is the Company otherwise subject to registration or regulation under, the Investment Company Act of 1940.

3.21     OFAC and Related Matters.  None of the transactions contemplated hereby will violate (i) any Sanctions, or (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).  The Company is in compliance with Sanctions in all material respects.  There are no pending or threatened claims or legal actions, or investigations by any Governmental Authority, of or against the Company, nor are there any judgments imposed (or threatened to be imposed) upon the Company by or before any Governmental Authority, in each case, in connection with any alleged violation of Sanctions.  Neither the Purchase Price nor any other proceeds received by the Company hereunder will be used in any dealings or transactions with any Sanctioned Person or in any manner that will result in a violation of Sanctions. The Company has not violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010.

3.22     Broker; Fees.  Neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Purchaser is liable.

Section 4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The Purchaser represents and warrants to the Company as of the date hereof and, with respect to the Fundamental Representations, as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1       Organization and Qualification.  The Purchaser has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

4.2       Authorization; Enforcement; Validity.  The Purchaser has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof.  The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.3       No Conflicts.  The execution, delivery, and performance by the Purchaser of this Agreement do not and will not (a) violate any provision of the organizational documents of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or any of its respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.4       Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement do not require the Purchaser to obtain any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser or by which any of its assets or properties may be bound, any contract to which the Purchaser is a party or by which the Purchaser may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect with respect to the Purchaser.

4.5       Purchaser Representation.  (i) The Purchaser is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act, (C) a non‑U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the Purchaser under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

4.6       Sufficient Funds.  The Purchaser has sufficient assets (or the ability to call sufficient capital from its equityholders) and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully fund the Purchase Price at the Closing.

Section 5.        ADDITIONAL COVENANTS.

5.1       Commercially Reasonable Efforts.  Each of the Company and the Purchaser hereby agrees to use its commercially reasonable efforts to timely satisfy (if applicable) each of the conditions applicable to such Party under Sections 6 and 7, respectively, of this Agreement.

5.2       Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.3       Use of Proceeds. The Company shall use the proceeds from the transactions contemplated hereby solely as provided for in Exhibit E to this Agreement.

5.4       Expenses.  The Company shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

5.5       Conduct of the Business of Company.  From the date hereof until the Closing Date, except (a) as expressly permitted by this Agreement, (b) as required by Law, or (c) with the written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall conduct its business and operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization; (ii) maintain good relationships with its vendors, suppliers, and others having material business relationships with it; and (iii) manage its working capital in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 5.5, during the period from the date of this Agreement through the Closing Date, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)            amend any of its Charter Documents;

(b)            split, combine, subdivide or reclassify any of its equity securities;

(c)            authorize, sell, issue or grant any equity securities or sell, issue or grant any option, warrant or right to acquire any equity securities or sell, issue or grant any security convertible into or exchangeable for equity securities, or sell, transfer or dispose of, or grant or permit any Encumbrance on, any equity interest;

(d)            except as required pursuant to applicable Law or the terms of any Company Benefit Plan in existence as of the date hereof, (A) make or grant any increases in  the compensation or fringe benefits of any current or former employee or service provider of the Company or its Subsidiaries except in the ordinary course of business consistent with past practice (x) for current employees whose annual base salary or annual fee is less than  $150,000 or (y) in respect of fringe benefits, increases in fringe benefits that do not result in a material increase in cost to the Company or its Subsidiaries; (B) take any action to  accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or any action to fund or secure the payment of compensation or benefits under any Company Benefit Plan; (C) amend, adopt or terminate any Company Benefit Plan other than in connection with routine, immaterial or ministerial amendments to health and welfare  plans that do not materially increase benefits or result in a material increase in  administrative costs; or (D) enter into, modify or terminate any collective  bargaining agreement or other agreement or arrangement with any labor union, works  council, labor organization or other employee-representative body.

(e)            declare, set aside for payment or pay any dividend on, or make any other distribution in respect of its equity interests or otherwise make any payments to any holder of such interests in its capacity as such;

(f)            take or fail to take any action the result of which would cause the creation of an Encumbrance on any of its equity interests;

(g)            make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

(h)             make any material change in its Tax reporting or Tax accounting methods, including making or changing any material Tax elections except as required by applicable Law;

(i)             acquire any Person or other business organization, division or business by merger, consolidation, purchase of an equity interest or assets, or by any other manner;

(j)            take any action to liquidate, dissolve, or wind up its business;

(k)             take any action that would require the consent of the Purchaser as the holder of the Series B Preferred Stock pursuant to the Certificate of Designations if such action were to occur after the Closing; or

(l)           commit itself to do any of the foregoing.

5.6       Public Announcements.  No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Company and the Purchaser, unless such release or announcement is required by law or the rules of any securities exchange on which securities of the Company are traded (including, for the avoidance of doubt, any Current Report on Form 8-K required to be filed by the Company with the SEC describing this Agreement or the transactions contemplated herein), in which case the Purchaser shall be afforded a reasonable opportunity to review such public announcement prior to publication.

Section 6.        CONDITIONS TO THE PURCHASER’S OBLIGATIONS.  The obligations of the Purchaser to consummate the transactions contemplated hereby pursuant to this Agreement on the Closing Date shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Purchaser:

6.1       Fundamental Representations and Warranties.  All of the Fundamental Representations made by the Company in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

6.2       Performance of Closing Actions.  The Company shall have performed each of the Closing Actions required to be performed by them at the Closing.

6.3       No Legal Impediment to Issuance; No Material Adverse Effect. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of this Agreement or the transactions contemplated herein, and no Material Adverse Effect shall have occurred.

Section 7.       CONDITIONS TO THE COMPANY’S OBLIGATIONS.  The obligations of the Company to issue and sell to the Purchaser the Series B Preferred Stock (including the Warrants) pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

7.1       Fundamental Representations and Warranties.  All of the Fundamental Representations made by the Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date).

7.2       Performance of Closing Actions.  The Purchaser shall have performed each of the Closing Actions required to be performed by it at the Closing.

7.3       No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of this Agreement or the transactions contemplated by this Agreement.

Section 8.        TERMINATION.

(a)            Termination by the Purchaser.  This Agreement may be terminated at any time prior to the Closing by the Purchaser following the occurrence of any of the following events (each a “Purchaser Termination Event”) immediately upon delivery of written notice to the Company; provided,  however that the Purchaser shall not be permitted to terminate this Agreement if at the time of such termination the Purchaser is in breach of any representation, warranty or covenant applicable to it in any material respect under this Agreement:

(i)              the Closing does not occur on or before the Closing Date;

(ii)             the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured or is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice thereof by the Company from the Purchaser and (B) the Closing Date;

(iii)            the Company breaches any representation or warranty or breaches any covenant applicable to it in any material respect under this Agreement and if such breach is curable, it is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice by the Company from the Purchaser and (B) the Closing Date; or

(iv)             any Governmental Authority of competent jurisdiction, enters a Final Order declaring this Agreement or any material portion hereof to be unenforceable.

(b)            Termination by the Company.  This Agreement may be terminated at any time prior to the Closing by the Company following the occurrence of any of the following events immediately upon delivery of written notice to the Parties except as set forth below; provided,  however that the Company shall not be permitted to terminate this Agreement if, at the time of such termination, the Company is in breach of any representation, warranty or covenant applicable to it in any material respect under this Agreement:

(i)              the failure of any of the conditions set forth in Section 7 hereof to be satisfied, which failure cannot be cured or is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice thereof by the Purchaser from the Company and (B) the Closing Date;

(ii)             the Purchaser breaches any representation or warranty or breaches any covenant applicable to it in any material respect under this Agreement and if such breach is curable, it is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice by the Purchaser from the Company and (B) the Closing Date;

(iii)            any Governmental Authority of competent jurisdiction, enters a Final Order declaring this Agreement or any material portion hereof to be unenforceable; or

(iv)            the Closing does not occur on or before the Closing Date.

(c)            Purchaser Default. Subject to Section 10.19, the Purchaser agrees that, in the event of a Purchaser Default, the Company shall be entitled to all remedies available at law and at equity, including to enforce rights of damages and/or specific performance pursuant to Section 10.18.

(d)            Mutual Termination.  This Agreement may be terminated by the mutual written consent of the Company and the Purchaser.

(e)            Effect of Purchaser Termination.  Upon a termination of this Agreement in accordance with Section 8(a), the Purchaser shall have no continuing liability or obligation to the Company and the provisions of this Agreement shall have no further force or effect with respect to the Purchaser, except for the provisions in Sections 8,  9, and 10, each of which shall survive termination of this Agreement; provided,  however, that no such termination shall relieve the Purchaser from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of the Company as it relates to such breach or non-performance by the Purchaser shall be preserved in the event of the occurrence of such breach or non-performance.

(f)             Effect of Company or Mutual Termination.  Upon a termination of this Agreement in accordance with Sections 8(b) or 8(d), neither Party shall have any continuing liability or obligation to the other Party hereunder and the provisions of this Agreement shall have no further force or effect except for the provisions in Sections 8,  9, and 10, each of which shall survive termination of this Agreement; provided that no such termination shall relieve either Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of the other Party as it relates to such breach or non-performance by the Party shall be preserved in the event of the occurrence of such breach or non-performance.

Section 9.       INDEMNIFICATION.  The Company agrees to indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of this Agreement (including as a result of any breach or inaccuracy of any representation, warranty or covenant herein), the other Offering Documents, or the transactions contemplated hereby or thereby, solely to the extent such Offering Documents or transactions contemplated thereby relate to this Agreement and the Series B Preferred Equity Offering, any use made or proposed to be made with the proceeds of the Series B Preferred Equity Offering, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and the Company shall reimburse each Indemnified Party upon demand for reasonable and documented fees and expenses of counsel (which, so long as there are no conflicts among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing, irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is found in a Final Order to have resulted from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct.  No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final, non-appealable order of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct.  In no event, however, shall the Company or any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.  Without the prior written consent of the Indemnified Parties, the Company agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Agreement, the other Offering Documents, or the transactions contemplated hereby or thereby, solely to the extent such Offering Documents or transactions contemplated thereby relate to this Agreement and the Series B Preferred Equity Offering, unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party.  No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Indemnified Parties by the Company or any of its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.  No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement, the other Offering Documents, or the transactions contemplated hereby or thereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party shall be entitled to no indemnification by the Company for any claim, damage, loss, liability, or expense incurred by or asserted or awarded against such Indemnified Party for any violation of Law by such Indemnified Party.

Section 10.      MISCELLANEOUS.

10.1     Payments.  All payments made by or on behalf of the Company or any of their Affiliates to the Purchaser or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

10.2     Arm’s Length Transaction.  The Company acknowledges and agrees that (i) the Series B Preferred Equity Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties and (ii) the Purchaser has not assumed nor will it assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated by this Agreement or the process leading thereto, and the Purchaser has no obligation to the Company with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement or the Offering Documents to which it is a party.

10.3     Survival.  The representations, warranties, covenants, agreements and obligations of the Parties shall survive the Closing as follows (each such survival period, a “Survival Period”): (i) except for Fundamental Representations and the Tax Representations, the representations and warranties made by each Party in this Agreement shall survive the Closing until the first anniversary of the Closing; (ii) Fundamental Representations shall survive the Closing until the fifth anniversary of the Closing, (iii) Tax Representations shall survive the Closing for the full period of all applicable statutes of limitations related thereto (after giving effect to any waiver or extension thereof), and (iv) the covenants, agreements, obligations and other undertakings of the Parties shall survive the Closing until fully performed in accordance with their terms.  All liability of the Indemnifying Parties with respect to the representations, warranties, covenants, agreements and obligations hereunder shall be extinguished at the end of the applicable Survival Period, except to the extent that notice of an alleged breach of such representations, warranties, covenants, agreements or obligations has been provided before such date; provided that if notice is given prior to the expiration of the applicable Survival Period, the claim with respect to such representation, warranty, covenant, agreement or obligation shall continue indefinitely until finally resolved.

10.4     No Waiver of Rights.  All waivers hereunder must be made in writing, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation.  Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.5     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for any Party as shall be specified by such Party in a notice given in accordance with this Section 10.5).

(a)        If to the Company, to:

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Attention:        Krysta De Lima, General Counsel

krysta@next-decade.com

With a copy (which shall not constitute notice to the Company) to:

K&L Gates LLP

214 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202

Attention:        Sean M. Jones

Sean.Jones@klgates.com

(b)        If to the Purchaser, to the address set forth on Exhibit H.

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

10.6     Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8     Entire Agreement. This Agreement and the agreements and documents referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

10.9     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing and subject to the restriction on transfer contained in Section 10.10, the rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by the Purchaser to (i) any Affiliate of the Purchaser without the consent of the Company, (ii) MSIP without the consent of the Company or (iii) one or more other third parties with the consent of the Company, which consent shall not be unreasonably withheld or delayed; provided,  however, that any such transferee, as a condition precedent to such transfer, becomes a Party to this Agreement and assumes the obligations of the Purchaser with respect to the transferred shares under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the “Addendum”) and an assumption agreement in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to the Company in accordance with Section 10.5, and provided,  further, that (a) with respect to a transfer to an Affiliate of the Purchaser, the Purchaser either (i) shall have provided an adequate equity support letter or a guarantee of such Affiliate-transferee’s obligations, in form and substance reasonably acceptable to the Company or (ii) shall remain fully obligated to fund the Purchase Price, (b) with respect to a transfer to MSIP, such transfer shall not occur prior to the Closing and (c) with respect to a transfer to a third party (other than MSIP), the Company, acting in good faith, shall have consented in writing to such transfer (which consent shall not be unreasonably withheld, conditioned or delayed) and shall have determined, in its reasonable discretion, after due inquiry and investigation, that such transferee is reasonably capable of fulfilling such obligations, or, absent such a determination, the proposed transferee shall have deposited with an agent of the Company or into an escrow account under arrangements satisfactory to the Company funds sufficient, in the reasonable determination of the Company, to satisfy such proposed transferee’s obligations.  Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.

10.10      Limitations on Transfer of Series B Preferred Stock.  THE SERIES B PREFERRED STOCK (INCLUDING ANY SERIES B PREFERRED STOCK ISSUED IN RESPECT OF DIVIDEND PAYMENTS THEREON) SHALL NOT BE TRANSFERRED BY THE PURCHASER TO ANY OTHER PERSON WITHOUT THE CONSENT OF THE COMPANY, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED, EXCEPT THAT THE PURCHASER SHALL BE ENTITLED TO TRANSFER ANY OR ALL SHARES OF ITS SERIES B PREFERRED STOCK TO (I) ANY AFFILIATE OF THE PURCHASER OR (II) MSIP.

10.11      No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.12      Amendment.  This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchaser.

10.13      Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.14      Consent to Jurisdiction.  Each of the Parties (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined by the federal or state courts located in New York County in the State of New York; (b) irrevocably submits to the jurisdiction of such courts in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such Party may now or hereafter have to the venue or jurisdiction of such courts or that such action or proceeding was brought in an inconvenient forum; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.5 to such Party at its address as provided in Section 10.5 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.15      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.16      Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.17      Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Signatures of the Parties transmitted by electronic mail shall be deemed to be their original signatures for all purposes.

10.18      Specific Performance.  Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of monetary damages as a remedy.

10.19      Waiver of Consequential Damages.  Notwithstanding any provision in this Agreement to the contrary, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders or representatives, be liable hereunder at any time for punitive, incidental, consequential special or indirect damages, including loss of future profits, revenue or income, or loss of business reputation of any other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, and each Party hereby expressly releases each other Party, its Affiliates, and their respective managers, members, shareholders, partners, consultants, representatives, successors and assigns therefrom.

10.20      Rules of Construction.  The Parties and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the Parties, but rather in accordance with the fair meaning thereof. All definitions set forth in this Agreement are deemed applicable whether the words defined are used in this Agreement in the singular or in the plural, and correlative forms of defined terms have corresponding meanings.  The term “including” is not limiting and means “including without limitation.”  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified.  Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NEXTDECADE CORPORATION

By:	/s/ Matthew Schatzman
Name: Matthew Schatzman
Title: President and Chief Executive Officer

[Series B Preferred Stock Purchase Agreement]

PURCHASER
HGC NEXT INV LLC

By:	/s/ Hae Young Lee
Name: Hae Young Lee
Title: President

[Series B Preferred Stock Purchase Agreement]

Exhibit A

ADDENDUM

Reference is made to that certain Series B Convertible Preferred Stock Purchase Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and between NextDecade Corporation, a Delaware corporation (“NextDecade”), and HGC NEXT INV LLC, a Delaware limited liability company, or a successor thereof.  Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.9 of the Agreement, the undersigned hereby becomes the Purchaser with respect to [●] shares of Series B Preferred Stock, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of the Company, that:

(a)        as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)        as of the date of this Addendum, with respect to each transferee that (i) is an individual, such transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual, such transferee is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(c)        assuming the due execution and delivery of the Agreement by NextDecade, the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(d)        as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to NextDecade, the undersigned agrees to be bound by all the terms of the Agreement with respect to [●] shares of Series B Preferred Stock.

The undersigned acknowledges and agrees that once delivered to NextDecade, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

[Series B Preferred Stock Purchase Agreement]

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

[Series B Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [●] day of [●].

TRANSFEREE WHO BECOMES THE PURCHASER

[NAME]

as a Purchaser
Name:

[Series B Preferred Stock Purchase Agreement]

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Series B Convertible Preferred Stock Purchase Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of May 17, 2019, by and between NextDecade Corporation, a Delaware corporation (“NextDecade”), and HGC NEXT INV LLC, a Delaware limited liability company, or a successor thereof, and (ii) that certain Addendum, dated as of [●], [●] (the “Transferor Addendum”) submitted by [●], as transferor (the “Transferor”).  Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming the Purchaser with respect to [●] shares of Series B Preferred Stock, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum, copies of which are attached hereto as Annex I.  This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof.  The Transferee shall hereafter be deemed to be the “Purchaser” with respect to [●] shares of Series B Preferred Stock and a “Party” for all purposes under the Agreement.

[Signatures on Following Page]

[Series B Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date:  [●]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

Exhibit C

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

[see attached]

Exhibit D

FORM OF WARRANT AGREEMENT

[see attached]

Exhibit E

USE OF PROCEEDS

Proceeds from the Series B Preferred Equity Offering shall be used by the Company for development activities related to the liquefaction of natural gas and the sale of liquefied natural gas (“LNG”) in international markets, including:

•    Development activities related to the Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas and an associated 137-mile Rio Bravo pipeline to supply gas to the terminal, in each case, including activities and businesses reasonably complementary or ancillary thereto and reasonable extensions thereof;

•    Development activities related to an approximate 1,000-acre site near Texas City, Texas for a second potential LNG terminal, including activities and businesses reasonably complementary or ancillary thereto and reasonable extensions thereof; and

•    Development activities conducted in overseas locations (including, but not limited to China and Singapore) in direct support of the Company’s businesses as set forth above.

Exhibit F

REGISTRATION RIGHTS AGREEMENT

[see attached]

Exhibit G

PURCHASER RIGHTS AGREEMENT

[see attached]

Exhibit H

PURCHASER NOTICE ADDRESS

HGC NEXT INV LLC

300 Frank W. Burr Blvd. Suite 52

Teaneck, NJ 07666

Attention:        Haeyoung Lee

haeyoung.lee@hanwha.com

with a copy (which shall not constitute notice to the foregoing Purchaser) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, TX  77002-5026

Attention:        Eric Otness

eric.otness@skadden.com